Exhibit 10.1

PERSONAL AND CONFIDENTIAL

October 1, 2020

Ms. Sheila Brockman

Dear Sheila:

Please accept this as a formal offer of employment by SunLink Health Systems, Inc. (the “Company” or “SunLink”) effective October 1, 2020 as Vice President of SunLink.  Your duties and responsibilities will be as assigned from time to time by SunLink’s CEO or Board of Directors. You will earn a salary of $13,000.00 per month or $156,000.00 on an annualized basis. While employed by SunLink you will devote your full working time to your duties as assigned to you by the Board of Directors of SunLink and/or CEO of the Company and conform to its corporate and other policies as the same exist and may be established or announced from time to time.  Your salary will be re‑evaluated annually to determine if any adjustments should be made. Your employment is at will and, as such, may be terminated by SunLink at any time for any or no reason upon notice to you in writing.

In addition to your base salary you will have a target incentive opportunity for each fiscal year (ending on June 30) in which you are employed during which the Board of Directors of SunLink authorizes an annual bonus plan for officers and key employees. Any such plan will be based on criteria which, together with amount, will be discretionary, as determined by the Compensation Committee and Board of Directors of SunLink.

During your employment, you may also participate in the SunLink stock option program if one is authorized by the Board of Directors of SunLink and you are selected as an eligible participant. The amount, terms and timing of any grants under such stock option program will be discussed with you personally and will be discretionary with the Compensation Committee and Board of SunLink.

You also are eligible while employed to participate in the Company’s medical, dental and disability programs, which are contributory in amounts that vary from year to year. For each full year of employment, you will earn vacation leave equal to 15 (fifteen) days, which may be carried over for up to one year in accordance with the Company’s vacation policy.  You are also be eligible to participate in the Company’s 401-k Retirement Plan to which the Company may at its discretion make a matching contribution of up to 50 cents per dollar for each dollar contributed by you to the Plan of up to a maximum of 6% of your base salary in any year.

You will be eligible for a 'change of control' severance payment in the amount of six months base salary if you are employed by SunLink or one of its subsidiaries at the time SunLink is sold as an entirety and you are not retained by SunLink, one of its subsidiaries or the buyer in the same or a different capacity for at least ninety days after the closing of such sale.

In consideration of the Company entering into this employment agreement, you agree to the Non-Disclosure, No Denigration and Non-Competition undertakings with SunLink and its subsidiaries and affiliates, substantially as provided in the attached Exhibit A.

SUNLINK HEALTH SYSTEMS, INC.

By: _________________________Date: _________________

Robert M. Thornton, Jr.

      CEO

ACCEPTED AND AGREED:

____________________________Date: __________________

Sheila G. Brockman